Exhibit 99.1
Universal Insurance Holdings Reports Fourth Quarter 2021 Results

•4Q21 direct premiums earned up 11.5%; FY21 up 14.4% driven by primary rate increases
•4Q21 diluted GAAP earnings per share (EPS) of $(1.54), non-GAAP adjusted EPS1 of $(1.53) predominantly driven by inflationary trends
•FY21 diluted GAAP EPS of $0.65, non-GAAP adjusted EPS1 of $0.61
•Clovered.com, our digital agency subsidiary surpassed $40 million in placed premiums in 2021
•4Q21 completed private placement of $100 million senior unsecured notes

[1] Excludes net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions (“non-GAAP adjusted EPS”). Reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

Fort Lauderdale, Fla., February 24, 2022 – Universal Insurance Holdings (NYSE: UVE) (the “Company”) reported fourth quarter and full year 2021 results.

“We ended the year with a record of approximately $1.7 billion of premiums in force and a return on average equity of 4.6%, despite the accelerated inflationary trends we announced on February 10th, which resulted in the Company increasing reserves,” said Stephen J. Donaghy, Chief Executive Officer. “Additionally, Clovered.com, our digital agency subsidiary surpassed $40 million in placed premiums during 2021. The lion’s share of our approved rate filings for UPCIC in Florida over the past several quarters for new and renewal business are now effective. We continue to sharpen our pencils on our 2022 Florida primary rate filing in the coming months and are hitting the ground running on our reinsurance renewal, with over 77% of capacity on our first event All States tower already secured. We look forward to continuing to focus on resiliency through this cycle and are monitoring closely the actions in the Florida legislature in regards to several bills, including SB1728, SB1402 and SB186, amongst others.”

Summary Financial Results

($thousands, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
(GAAP comparison)
Total revenue	$292,659	$273,126	7.2%	$1,121,851	$1,072,770	4.6%
Income (loss) before income taxes	(64,461)	(26,999)	(138.8)%	28,413	24,231	17.3%
Income (loss) before income taxes margin	(22.0)%	(9.9)%	(12.1) pts	2.5%	2.3%	20 bps
Diluted EPS	(1.54)	(0.57)	(170.2)%	0.65	0.60	8.3%

Annualized return on average equity (ROE)	(41.6)%	(15.4)%	(26.2) pts	4.6%	4.1%	50 bps
Book value per share, end of period	13.76	14.43	(4.6)%	13.76	14.43	(4.6)%

(Non-GAAP comparison)[2]
Adjusted operating income	(63,433)	(38,227)	(65.9)%	27,205	(39,044)	NM
Adjusted EPS	(1.53)	(0.84)	(82.1)%	0.61	(0.90)	NM

[2] Reconciliation of GAAP to non-GAAP financial measures are provided in the attached tables. Adjusted operating income excludes net realized and unrealized gains and losses on investments, interest expense, and extraordinary reinstatement premiums and associated commissions. Non-GAAP adjusted EPS excludes net realized and unrealized gains and losses on investments, as well as extraordinary reinstatement premiums and associated commissions.
NM = Not Meaningful

Total revenue grew 7.2% for the quarter and 4.6% for the year, driven primarily by growth in net premiums earned from primary rate increases, partially offset, primarily by lower policies-in-force, and lower realized gains on the investment portfolio, and increased reinsurance costs. GAAP diluted EPS and non-GAAP adjusted EPS results for the quarter and the year benefited from continued primary rate increases earnings-in, but were predominantly impacted by strengthening of reserves due to inflationary trends and a reduction in realized gains on the investment portfolio when compared to the prior year period.

Underwriting

($thousands, except policies in force)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
Policies in force (as of end of period)	943,593	984,830	(4.2)%	943,593	984,830	(4.2)%
Premiums in force (as of end of period)	$1,679,822	$1,519,949	10.5%	$1,679,822	$1,519,949	10.5%

Direct premiums written	399,327	368,823	8.3%	1,671,252	1,517,479	10.1%
Direct premiums earned	417,817	374,825	11.5%	1,596,618	1,395,623	14.4%
Net premiums earned	271,332	242,173	12.0%	1,035,463	923,563	12.1%

Expense ratio[3]	28.1%	27.3%	80 bps	30.2%	31.4%	(1.2) pts
Loss & LAE ratio	103.3%	96.7%	6.6 pts	75.3%	82.2%	(6.9) pts
Combined ratio	131.4%	124.0%	7.4 pts	105.5%	113.6%	(8.1) pts

[3] Expense ratio excludes interest expense.

Direct premiums earned were up 11.5% for the quarter, and 14.4% for the year, led by primary rate increases in Florida and other states, while policies-in-force declined 4.2% as a result of continuing to shape our underwriting risks.

On the expense side, the combined ratio increased 7.4 points for the quarter driven primarily by strengthening reserves for the full accident year 2021 as a result of inflationary pressures and increased reinsurance costs impact on the ratio. For the full year, the combined ratio improved 8.1 points as a result of decreased weather events in 2021, lower prior years’ adverse reserve development, and continued business expense management.

•The expense ratio increased 50 basis points on a direct premiums earned basis for the quarter. For the year, the expense ratio improved 1.2 points on a direct premiums earned basis due to business expense management, including a reduction in agent commissions, advertising, and lower executive compensation, as well as primary rate increases impact on the ratio.

•The net loss and loss adjustment expense ratio increased 6.6 points for the quarter, but improved 6.9 points for the year. Quarterly and full year drivers for 2021 include:

◦Core losses of $216.0 million for the quarter ($134.5 million in 4Q20) and $696.8 million for the year ($538.5 million in 2020) resulted in a 15.8 point increase on a direct premiums earned basis for the quarter and a 5.0 point increase for the year, primarily driven by accruing incremental reserves as a result of materials, labor, and social inflation. On a net basis, core losses increased 24.0 points for the quarter and 9.0 points for the year.

◦A 21.1 point net improvement for the quarter and a 14.9 point net improvement for the year related to weather events being more in line with plan.

◦Net prior years’ adverse reserve development of $36.5 million for the quarter ($23.4 million in 4Q20) and $54.5 million for the year ($58.3 million in 2020) resulted in a 3.7 point net increase for the quarter and a 1.0 point net improvement for the year. The net prior years’ adverse reserve development for the year was primarily driven by Non-CAT claims, and to a lesser extent Hurricane Irma related claims.

Services

($thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
Commission revenue	$11,245	$9,393	19.7%	$41,649	$33,163	25.6%
Policy fees	4,892	5,520	(11.4)%	22,713	23,773	(4.5)%
Other revenue	1,769	1,972	(10.3)%	7,631	8,501	(10.2)%
Total	$17,906	$16,885	6.0%	$71,993	$65,437	10.0%

Total services revenue increased 6.0% for the quarter and 10.0% for the full year. The increases were driven by commission revenue earned on ceded premiums, partially offset by a decrease in policies fees due to a decrease in volume and other revenue.

Investments

($thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
Net investment income	$3,894	$2,823	37.9%	$12,535	$20,393	(38.5)%
Realized gains (losses)	535	9,058	(94.1)%	5,892	63,352	(90.7)%
Unrealized gains (losses)	(1,008)	2,187	NM	(4,032)	25	NM
NM = Not Meaningful

Net investment income increased 37.9% for the quarter, primarily due to higher levels of invested assets. For the full year, net investment income decreased 38.5% as well as a significant decline in realized gains for the quarter and full year. The declines are the result of the sale, and subsequent reinvestment at lower yields, of a majority of securities in the portfolio that were in an unrealized gain position in the third and fourth quarters of 2020 to recognize the fair value benefits in surplus. Unrealized losses for the quarter and for the full year were driven by market fluctuations in invested assets resulting in an unfavorable outcome for the quarter and the full year.

Capital Deployment

For the full year, the Company repurchased approximately 117 thousand shares at an aggregate cost of $1.6 million. The Company’s current share repurchase authorization program has $17.8 million remaining as of December 31, 2021 and runs through November 3, 2022.

During the fourth quarter the Board of Directors declared a quarterly regular and special cash dividend, together totaling 29 cents per share of common stock, which was paid on December 17, 2021, to shareholders of record as of the close of business on December 10, 2021. This marked more than 10 consecutive years declaring a fourth quarter special dividend. The 29 cents per share dividend consists of a regular quarterly cash dividend of 16 cents per share and a special cash dividend of 13 cents per share, bringing the total regular and special dividends declared in 2021 to 77 cents per share.

Guidance

Universal initiated the following guidance for fiscal 2022:

•GAAP and Non-GAAP Adjusted EPS in a range of $1.80 - $2.20 (assuming no extraordinary weather events in 2022)
•Annualized return on average equity in a range of 12.5% - 15.0%

Conference Call and Webcast

•Friday, February 25, 2022 at 9:00 a.m. ET
•U.S. Dial-in Number: (855) 752-6647
•International: (503) 343-6667
•Participant code: 7899332
•Listen to live webcast: UniversalInsuranceHoldings.com

•Replay of the call will be available on the UVE website and by phone at (855) 859-2056 or internationally at (404) 537-3406 using the participant code: 7899332 through March 12, 2022

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (“SEC”), including adjusted earnings per diluted share, which excludes the impact of the net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions. Extraordinary reinstatement premiums are not covered by reinstatement premium protection and attach just below the Florida Hurricane Catastrophe Fund (“FHCF”) reinsurance layer. Adjusted operating income excludes the impact of the net realized and unrealized gains and losses on investments, as well as interest expense and extraordinary reinstatement premiums and associated commissions. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). UVE management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. UVE management also believes that these non-GAAP financial measures enhance the ability of investors to analyze UVE’s business trends and to understand UVE’s performance. UVE’s management utilizes these non-GAAP financial measures as guides in long-term planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures presented in accordance with GAAP. For more information regarding our key performance indicators, please refer to the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Key Performance Indicators” in our forthcoming Annual Report on Form 10-K for the year ended December 31, 2021.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including those risks and uncertainties described under the heading “Risk Factors” and “Liquidity and Capital Resources” in our 2021 Annual Report on Form 10-K, and supplemented in our subsequent Quarterly Reports on Form 10-Q. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investor Relations Contact:
Rob Luther, 954-892-6487
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share data)

	December 31,	December 31,
	2021	2020
ASSETS
Invested Assets
Fixed maturities, at fair value	$1,040,455	$819,861
Equity securities, at fair value	47,334	84,887
Investment real estate, net	5,891	15,176
Total invested assets	1,093,680	919,924
Cash and cash equivalents	250,508	167,156
Restricted cash and cash equivalents	2,635	12,715
Prepaid reinsurance premiums	240,993	215,723
Reinsurance recoverable	185,589	160,417
Premiums receivable, net	64,923	66,883
Property and equipment, net	53,682	53,572
Deferred policy acquisition costs	108,822	110,614
Goodwill	2,319	2,319
Other assets	52,990	49,418
TOTAL ASSETS	$2,056,141	$1,758,741

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$346,216	$322,465
Unearned premiums	857,769	783,135
Advance premium	53,694	49,562
Reinsurance payable, net	188,662	10,312
Long-term debt, net	103,676	8,456
Other liabilities	76,422	135,549
Total liabilities	1,626,439	1,309,479
STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock ($0.01 par value)[4]	—	—
Common stock ($0.01 par value)[5]	470	468
Treasury shares, at cost - 15,797 and 15,680	(227,115)	(225,506)
Additional paid-in capital	108,202	103,445
Accumulated other comprehensive income (loss), net of taxes	(15,568)	3,343
Retained earnings	563,713	567,512
Total stockholders' equity	429,702	449,262
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,056,141	$1,758,741

Notes:
[4] Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

[5] Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 47,018 and 46,817 shares; Outstanding - 31,221 and 31,137 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUES
Net premiums earned	$271,332	$242,173	$1,035,463	$923,563
Net investment income	3,894	2,823	12,535	20,393
Net realized gains (losses) on sale of investments	535	9,058	5,892	63,352
Net change in unrealized gains (losses) of equity securities	(1,008)	2,187	(4,032)	25
Commission revenue	11,245	9,393	41,649	33,163
Policy fees	4,892	5,520	22,713	23,773
Other revenue	1,769	1,972	7,631	8,501
Total revenues	292,659	273,126	1,121,851	1,072,770

EXPENSES
Losses and loss adjustment expenses	280,440	233,940	779,205	758,810
Policy acquisition costs	55,880	52,120	226,167	199,102
Other operating expenses	20,245	14,048	87,414	90,525
Interest expense	555	17	652	102
Total expenses	357,120	300,125	1,093,438	1,048,539

Income (loss) before income tax expense	(64,461)	(26,999)	28,413	24,231
Income tax expense (benefit)	(16,336)	(9,324)	8,006	5,126
NET INCOME (LOSS)	$(48,125)	$(17,675)	$20,407	$19,105

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SHARE AND PER SHARE INFORMATION
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Weighted average common shares outstanding - basic	31,177	31,193	31,218	31,884
Weighted average common shares outstanding - diluted	31,177	31,295	31,307	31,972
Shares outstanding, end of period	31,221	31,137	31,221	31,137
Basic earnings (loss) per common share	$(1.54)	$(0.57)	$0.65	$0.60
Diluted earnings (loss) per common share	$(1.54)	$(0.57)	$0.65	$0.60
Cash dividend declared per common share	$0.29	$0.29	$0.77	$0.77
Book value per share, end of period	$13.76	$14.43	$13.76	$14.43
Annualized return on average equity (ROE)	(41.6)%	(15.4)%	4.6%	4.1%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION
(in thousands, except for Policies In-Force data)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2021		2020		2021		2020
Premiums
Direct premiums written - Florida	$326,138		$302,552		$1,388,318		$1,250,748
Direct premiums written - Other States	73,189		66,271		282,934		266,731
Direct premiums written - Total	$399,327		$368,823		$1,671,252		$1,517,479
Direct premiums earned	$417,817		$374,825		$1,596,618		$1,395,623
Net premiums earned	$271,332		$242,173		$1,035,463		$923,563

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	103.3%		96.7%		75.3%		82.2%
General and administrative expense ratio[6]	28.1%		27.3%		30.2%		31.4%
Policy acquisition cost ratio	20.6%		21.5%		21.8%		21.6%
Other operating expense ratio[6]	7.5%		5.8%		8.4%		9.8%
Combined ratio	131.4%		124.0%		105.5%		113.6%

Other Items
(Favorable)/Unfavorable prior year reserve development	$36,467		$23,433		$54,450		$58,337
Points on the loss and loss adjustment expense ratio	13.4	pts	9.7	pts	5.3	pts	6.3	pts
[6] Expense ratio excludes interest expense.

	As of
	December 31,
	2021	2020
Policies in force
Florida	695,533	728,211
Other States	248,060	256,619
Total	943,593	984,830

Premiums in force
Florida	$1,395,476	$1,252,916
Other States	284,346	267,033
Total	1,679,822	1,519,949

Total Insured Value
Florida	$203,062,948	$192,504,430
Other States	117,835,486	109,976,625
Total	320,898,434	302,481,055

	Three Months Ended December 31, 2021
	Direct	Loss Ratio	Ceded	Loss Ratio	Net	Loss Ratio
Premiums earned	$417,817		$146,485		$271,332

Loss and loss adjustment expenses:
Core losses	$215,974	51.7%	$1	—%	$215,973	79.6%
Weather events[7]	28,000	6.7%	—	—%	28,000	10.3%
Prior years’ reserve development	167,802	40.2%	131,335	89.7%	36,467	13.4%
Total losses and loss adjustment expenses	$411,776	98.6%	$131,336	89.7%	$280,440	103.3%

[7] Includes only current year weather events beyond those expected.

	Twelve Months Ended December 31, 2021
	Direct	Loss Ratio	Ceded	Loss Ratio	Net	Loss Ratio
Premiums earned	$1,596,618		$561,155		$1,035,463

Loss and loss adjustment expenses:
Core losses	$696,775	43.6%	$20	—%	$696,755	67.3%
Weather events[7]	28,000	1.8%	—	—%	28,000	2.7%
Prior years’ reserve development	464,669	29.1%	410,219	73.1%	54,450	5.3%
Total losses and loss adjustment expenses	$1,189,444	74.5%	$410,239	73.1%	$779,205	75.3%

[7] Includes only current year weather events beyond those expected.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended		Guidance
	December 31,		December 31,		Full Year 2022E
	2021	2020	2021	2020
Income (Loss) Before Income Taxes	$(64,461)	$(26,999)	$28,413	$24,231
Adjustments:
Net unrealized (gains)/losses on equity securities	1,008	(2,187)	4,032	(25)
Net realized (gains)/losses on investments	(535)	(9,058)	(5,892)	(63,352)
Interest Expense	555	17	652	102
Total Adjustments	1,028	(11,228)	(1,208)	(63,275)
Non-GAAP Adjusted Operating Income (Loss)	$(63,433)	$(38,227)	$27,205	$(39,044)

GAAP Diluted EPS	$(1.54)	$(0.57)	$0.65	$0.60	$1.80 - $2.20
Adjustments:
Net unrealized (gains)/losses on equity securities	0.03	(0.07)	0.13	—
Net realized (gains)/losses on investments	(0.02)	(0.29)	(0.19)	(1.98)
Total Pre-Tax Adjustments	0.01	(0.36)	(0.06)	(1.98)
Income Tax on Above Adjustments	—	0.09	0.02	0.48
Total Adjustments	0.01	(0.27)	(0.04)	(1.50)
Non-GAAP Adjusted EPS	$(1.53)	$(0.84)	$0.61	$(0.90)	$1.80 - $2.20
[8] Includes reinstatement premiums not covered by reinstatement premium protection and related commissions.